Exhibit 10.3

THIS CONTRACT is between ERIK “E.J.” MANUEL, hereinafter “Player,” and BUFFALO BILLS, INC., a NEW YORK corporation hereinafter “Club,” operating under the name of the BUFFALO BILLS as a member of the National Football League, hereinafter “League.” In consideration of the promises made by each to the other, Player and Club agree as follows:

1. TERM. This contract covers FIVE football season(s), and will begin on the date of execution or March 1, 2013, whichever is later, and end on February 28 or 29, 2018, unless extended, terminated, or renewed as specified elsewhere in this contract.

2. EMPLOYMENT AND SERVICES. Club employs Player as a skilled football player. Player accepts such employment. He agrees to give his best efforts and loyalty to the Club, and to conduct himself on and off the field with appropriate recognition of the fact that the success of professional football depends largely on public respect for and approval of those associated with the game. Player will report promptly for and participate fully in Club’s official mandatory minicamp(s), official preseason training camp, all Club meetings and practice sessions, and all preseason, regular season and postseason football games scheduled for or by Club. If invited, Player will practice for and play in any all-star football game sponsored by the League. Player will not participate in any football game not sponsored by the League unless the game is first approved by the League.

3. OTHER ACTIVITIES. Without prior written consent of the Club, Player will not play football or engage in activities related to football otherwise than for Club or engage in any activity other than football which may involve a significant risk of personal injury. Player represents that he has special, exceptional and unique knowledge, skill, ability, and experience as a football player, the loss of which cannot be estimated with any certainty and cannot be fairly or adequately compensated by damages. Player therefore agrees that Club will have the right, in addition to any other right which Club may possess, to enjoin Player by appropriate proceedings from playing football or engaging in football-related activities other than for Club or from engaging in any activity other than football which may involve a significant risk of personal injury.

4. PUBLICITY AND NFLPA GROUP LICENSING PROGRAM.

(a) Player hereby grants to Club and the League, separately and together, the right and authority to use, and to authorize others to use solely as described below, his name, nickname, initials, likeness, image, picture, photograph, animation, persona, autograph/signature (including facsimiles thereof), voice, biographical information and/or any and all other identifying characteristics (collectively, “Publicity Rights”), for any and all uses or purpose that publicize and promote NFL Football, the League or any of its member clubs in any way in any and all media or formats, whether analog, digital or other, now known or hereafter developed, including, but not limited to, print, tape, disc, computer file, radio, television, motion pictures, other audio-visual and audio works, Internet, broadband platforms, mobile platforms, applications, and other distribution platforms. Without limiting the foregoing, this grant includes the right to use Player’s Publicity Rights for the purpose of publicizing and promoting the following aspects of NFL Football, the League and/or any of its member clubs: brands, games, ticket sales, game broadcasts and telecasts, programming focused on the NFL, one or more NFL clubs and/or their games and events (e.g., coaches shows, highlight based shows such as Inside the NFL, behind-the-scenes programming such as Hard Knocks), other NFL-related media offerings (e.g., branded content segments featuring NFL game footage and other programming enhancements), media distribution platforms (e.g., NFL.com, NFL Mobile, NFL Network), official events (e.g., NFL Kickoff, NFL Draft), officially sanctioned awards programs (e.g., Rookie of the Year), and public service or community oriented initiatives (e.g., Play60). For purposes of clarity, the foregoing grant of rights includes the right and authority to use, and to authorize affiliates or business partners to use, after the term of this Agreement any Publicity Rights fixed in a tangible medium (e.g., filmed, photographed, recorded or otherwise captured) during the term of this Agreement solely for the purposes described herein. Notwithstanding anything to the contrary, the foregoing grant does not confer, during or after the term of this Agreement, any right or authority to use Player’s Publicity Rights in a manner that constitutes any endorsement by Player of a third-party brand, product or service (“Endorsement”). For purposes of clarity, and without limitation, it shall not be an Endorsement for Club or the League to use, or authorize others to use, including, without limitation, in third party advertising and promotional materials, footage and photograph of Player’s participation in NFL games or other NFL events that does not unduly focus on, feature, or highlight, Player in a manner that leads the reasonable consumer to believe that Player is a spokesperson for, or promoter of, a third-party commercial product or service.

Player will cooperate with the news media, and will participate upon request in reasonable activities to promote the Club and the League.

Player and National Football League Players Association, including any of its affiliates (‘‘NFLPA”) do not and will not contest during or after the term of this agreement, and this hereby confirms their acknowledgment of, the exclusive rights of the League, Club and any NFL member club (i) to telecast, broadcast, or otherwise distribute, transmit or perform, on a live, delayed, or archived basis, in any and all media now known or hereafter developed, any NFL games or any excerpts thereof and (ii) to produce, license, offer for sale, sell, market, or otherwise distribute or perform (or authorize a third party to do any of the foregoing), on a live, delayed, or archived basis, any NFL games or any excerpts thereof, in any and all media now known or hereafter developed, including, bur not limited to, packaged or other electronic or digital media.

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Nothing herein shall be construed to grant any Publicity Rights for use in licensed consumer products, whether traditional or digital (e.g., video games, trading cards, apparel), other than such products that constitute programming (as described herein) or news and information offerings regardless of medium (e.g., DVDs, digital highlight offerings).

(b) Player hereby assigns the NFLPA and its licensing affiliates, if any, the exclusive and unlimited right to use, license and sublicense the right to use his name, nickname, initials, autograph/signature (including facsimiles), voice, picture, photograph, animation, image, likeness, persona, jersey number, statistics, data, copyrights, biographical information and/or other personal indicia (individually and collectively, “Rights”) for use in connection with any product, brand, service, appearance, product line or other commercial use and any sponsorship, endorsement or promotion thereof, when more than five (5) NFL player Rights are involved, regardless of team affiliation and whether that number is reached using player Rights simultaneously or individually, in any form, media, or medium (now known or hereafter developed) during a consecutive 12-month period (a “group licensing program”). For sponsorships, endorsements, and promotions, group licensing programs are further defined as those: (a) in any one product category, as defined by industry standards; or (b) in different categories if the products all use similar or derivative design or artwork, or one player product is used to promote another player product.

The Rights may also be used for the promotion of the NFLPA, its affiliated entities and/or its designees (the “NFLPA Entities”), provided such promotion does not constitute an endorsement by Player of a commercial product not a part of a group licensing program. Player agrees to participate, upon request of the NFLPA and without additional compensation, in reasonable activities to promote the NFLPA Entities, which shall include (i) up to three (3) personal appearances per year or (ii) up to fifteen (15) minutes per week dedicated to promoting the NFLPA Entities. Player retains the right to grant permission to others to utilize his Rights if that individual or entity is not concurrently utilizing the Rights of five (5) or more other NFL players for any commercial purpose whatsoever. If Player's inclusion in an NFLPA program is precluded by an individual exclusive endorsement agreement, and Player provides the NFLPA with immediate written notice of that preclusion, the NFLPA agrees to exclude Player from that particular program. Should Player fail to perform any of his obligations hereunder, the NFLPA may withhold payments owed to Player, if any, in connection with this Group Licensing Assignment.

In consideration for this assignment of rights, the NFLPA agrees to use the revenues it receives from group licensing programs to support the objectives as set forth in the Bylaws of the NFLPA and as otherwise determined by the NFLPA Board. The NFLPA further agrees to use reasonable efforts to promote the use of NFL player Rights in group licensing programs, to provide group licensing opportunities to all NFL players, and to monitor and police unauthorized third-party use of the Rights. The NFLPA makes no representations regarding group licensing other than those expressed herein. This agreement shall be construed under Virginia law.

The assignment in this paragraph shall expire on December 31 of the latter of (i) the third year following the execution of this contract, or (ii) the year after this contract expires, and may not be revoked, terminated or otherwise assigned in any manner by Player until such date. Neither Club nor the League is a party to the terms of this paragraph, which is included herein solely for the administrative convenience and benefit of Player and the NFLPA. Nothing in Paragraph 4b shall be construed or deemed to modify in any way the rights set forth in Paragraph 4a, and the fact that Paragraph 4b (or any of the terms thereof) appears in the Player Contract shall not be referred to, relied upon, or otherwise cited by Player and/or the NFLPA or any of its affiliates in any dispute or legal proceeding as evidence that the NFL, any NFL entity, any Club or Club Affiliate, or any licensee of any of the foregoing has consented, agreed, acknowledged, or does not contest the applicability or interpretation of Paragraph 4b.

5. COMPENSATION. For performance of Player’s services and all other promises of Player, Club will pay Player a yearly salary as follows:

	$405,000.00	/*	for the 2013 season;
	$808,877.00	/*	for the 2014 season;
	$1,212,755.00	/*	for the 2015 season;
	$1,616,632.00	/*	for the 2016 season;
$		/*	for the 2017 season; OPTION YEAR
$		/*	for the 20 season;
$		/*	for the 20 season;
$		/*	for the 20 season;
$		/*	for the 20 season;
$		/*	for the 20 season;
$		/*	for the 20 season;
$		/*	for the 20 season.

(* - designates the compensation Club will pay player if the player is not on Club’s Active/Inactive List)

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In addition, Club will pay Player such earned performance bonuses as may be called for in this contract; Player’s necessary traveling expenses from his residence to training camp; Player’s reasonable board and lodging expenses during preseason training and in connection with playing preseason, regular season, and postseason football games outside Club’s home city; Player’s necessary traveling expenses to and from preseason, regular season, and postseason football games outside Club’s home city; Player’s necessary traveling expenses to his residence if this contract is terminated by Club; and such additional compensation, benefits and reimbursement of expenses may be called for in any collective bargaining agreement in existence during the term of this contract. (For purposes of this contract, a collective bargaining agreement will be deemed to be “in existence” during its stared term or during any period for which the parties to that agreement agree to extend it.)

6. PAYMENT. Unless this contract or any collective bargaining agreement in existence during the term of this contract specifically provides otherwise, Player will be paid 100% of his yearly salary under this contract in equal weekly or biweekly installments over the course of the applicable regular season period, commencing with the first regular season game played by Club in each season. Unless this contract specifically provides otherwise, if this contract is executed or Player activated after the beginning of the regular season, the yearly salary payable to Player will be reduced proportionately and Player will be paid the weekly or biweekly portions of his yearly salary becoming due and payable after he is activated. Unless this contract specifically provides otherwise, if this contract is terminated after the beginning of the regular season, the yearly salary payable to Player will be reduced proportionately and Player will be paid the weekly or bi weekly portions of his yearly salary having become due and payable up to the time of termination.

7. DEDUCTIONS. Any advance made to Player will be repaid to Club, and any properly levied Club fine or Commissioner fine against Player will be paid, in cash on demand or by means of deductions from payments coming due to the Player under this contract, the amount of such deductions to be determined by Club unless this contract or any collective bargaining agreement in existence during the term of contract specifically provides otherwise.

8. PHYSICAL CONDITION. Player represents to Club that he is and will maintain himself in excellent physical condition Player will undergo a complete physical examination by the Club physician upon Club request, during which physical examination Player agrees to make full and complete disclosure of any physical or mental condition known to him which might impair his performance under this contract and to respond fully and in good faith when questioned by the Club physician about such condition. If Player fails to establish or maintain his excellent physical condition to the satisfaction of the Club physician, or make the required full and complete disclosure and good faith responses to the Club physician, then Club may terminate this contract.

9. INJURY. Unless this contract specifically provides otherwise, if Player is injured in the performance of his services under this contract and promptly reports such injury to the Club physician or trainer, then Player will receive such medical and hospital care during the term of this contract as the Club physician may deem necessary, and will continue to receive his yearly salary for long, during the season of injury only and for no subsequent period covered by this contract, as Player is physically unable to perform the services required of him by this contract because of such injury. If Player’s injury in the performance of his services under the contract results in his death, the unpaid balance of his yearly salary for the season of injury will be paid to his stated beneficiary, or in the absence of a stated beneficiary, to his estate.

10. WORKERS’ COMPENSATION. Any compensation paid to Player under this contract or under any collective bargaining agreement in existence during the term of this contract for a period during which he is entitled to workers’ compensation benefits by reason of temporary total, permanent total, temporary partial, or permanent partial disability will be deemed an advance payment of workers’ compensation benefits due Player, and Club will be entitled to be reimbursed the amount of such payment out of any award of workers’ compensation.

11. SKILL, PERFORMANCE AND CONDUCT. Player understands that he is competing with other players for a position on Club’s roster within the applicable player limits. If at any time, in the sole judgment of Club, Player’s skill or performance has been unsatisfactory as compared with that of other  players competing for positions on Club’s  roster, or if Player has engaged in personal conduct reasonably judged by Club to adversely affect or reflect on Club, then Club may terminate this contract. In addition, during the period any salary cap illegally in effect, this contract may be terminated if, in Club’s opinion, Player is anticipated to make less of a contribution to Club’s ability to compete on the playing field than another player or players whom Club intends to sign or attempts to sign, or another player or players who is or are already on Club’s roster, and for whom Club needs room.

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12. TERMINATION. The right of termination set forth in this contract will be in addition to any other rights of termination allowed either party by law. Termination will be effective upon the giving of written notice, except that Player’s death, other than as a result of injury incurred in the performance of his services under this contract, will automatically terminate this contract. If this contract is terminated by Club and either Player or Club so requests, Player will promptly undergo a complete physical examination by the Club physician.

13. INJURY GRIEVANCE. Unless a collective bargaining agreement in existence at the time of termination of this contract by Club provides otherwise, the following Injury Grievance procedure will apply: If Player believes that at the time of termination of this contract by Club he was physically unable to perform the services required of him by this contract because of an injury incurred in the performance of his services under this contract, Player may, within 60 days after examination by the Club physician, submit at his own expense to examination by a physician of his choice. If the opinion of Player’s physician with respect to his physical ability to perform the services required of him by this contract is contrary to that of the Club’s physician, the dispute will be submitted within a reasonable time to final and binding arbitration by an arbitrator selected by Club and Player or, if they are unable to agree, one selected in accordance with the procedures of the American Arbitration Association on application by either party.

14. RULES. Player will comply with and be bound by all reasonable Club rules and regulations in effect during the term of this contract which are not inconsistent with the provisions of this contract or of any collective bargaining agreement in existence during the term of this contract. Player’s attention is also called to the fact that the League functions with certain rules and procedures expressive of its operation as a joint venture among its member clubs and that these rules and practices may affect Player’s relationship to the League and its member clubs independently of the provisions of this contract.

15. INTEGRITY OF GAME. Player recognizes the detriment to the League and professional football that would result from impairment of public confidence in the honest and orderly conduct of NFL games or the integrity and good character of NFL players. Player therefore acknowledges his awareness that if he accepts a bribe or agrees to throw or fix an NFL game; fails to promptly report a bribe offer or an attempt to throw or fix an NFL game; bets on an NFL game; knowingly associates with gamblers or gambling activity, uses or provides other players with stimulants or other drugs for the purpose of attempting to enhance on-field performance; or is guilty of any other form of conduct reasonably judged by the League Commissioner to be detrimental to the League or professional football, the Commissioner will have the right, but only after giving Player the opportunity for a hearing at which he may be represented by counsel of his choice, to fine Player in a reasonable amount; to suspend Player for a period certain or indefinitely; and/or to terminate this contract.

16. EXTENSION. Unless this contract specifically provides otherwise, if Player becomes a member of the Armed Forces of the United States or any other country, or retires from professional football as an active player, or otherwise fails or refuses to perform his services under this contract, then this contract will be tolled between the date of Player’s induction into the Armed Forces, or his retirement, or his failure or refusal to perform, and the later date of his return to professional football. During the period this contract is tolled, Player will not be entitled to any compensation or benefits. On Player’s return to professional football, the term of this contract will be extended for a period of time equal to the number of seasons (to the nearest multiple of one) remaining at the time the contract was tolled. The right of renewal, if any, contained in this contract will remain in effect until the end of any such extended term.

17. ASSIGNMENT. Unless this contract specifically provides otherwise, Club may assign this contract and Player’s services under this contract to any successor to Club’s franchise or to any other Club in the League. Player will report to the assignee Club promptly upon being informed of the assignment of his contract and will faithfully perform his services under this contract. The assignee club will pay Player’s necessary traveling expenses in reporting to it and will faithfully perform this contract with Player.

18. FILING. This contract will be valid and binding upon Player and Club immediately upon execution. A copy of this contract, including any attachment to it, will be filed by Club with the League Commissioner within 10 days after execution. The Commissioner will have the right to disapprove this contract on reasonable grounds, including but not limited to an attempt by the parties to abridge or impair the rights of any other club, uncertainty or incompleteness in expression of the parties’ respective rights and obligations, or conflict between the terms of this contract and any collective bargaining agreement then in existence. Approval will be automatic unless, within 10 days after receipt of this contract in his office, the Commissioner notifies the parties either of disapproval or of extension of this 10-day period for purposes of investigation or clarification pending his decision. On the receipt of notice of disapproval and termination, both parties will be relieved of their respective rights and obligations under this contract.

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19. DISPUTES. During the term of any collective bargaining agreement, any dispute between Player and Club involving the interpretation or application of any provision of the NFL collective bargaining agreement or this contract will be submitted to final and binding arbitration In accordance with the procedure called for in any collective bargaining agreement in existence at the time the event giving rise to any such dispute occurs.

20. NOTICE. Any notice, request, approval or consent under this contract will be sufficiently given if in writing and delivered in person or mailed (certified or first class) by one parry to the other at the address set forth in this contract or to such other address as the recipient may subsequently have furnished in writing to the sender.

21. OTHER AGREEMENTS. This contract, including any attachment to it, sets forth the entire agreement between Player and Club and cannot be modified or supplemented orally Player and Club represent that no other agreement, oral or written, except as attached to or specifically incorporated in this contract, exists between them. The provisions of this contract will govern the relationship between Player and Club unless there are conflicting provisions in any collective bargaining agreement in existence during the term of this contract, in which case the provisions of the collective bargaining agreement will take precedence over conflicting provisions of this contract relating to the rights or obligations of either parry.

22. LAW. This contract is made under and shall be governed by the laws of the State of NEW YORK.

23. WAIVER AND RELEASE. Player waive and releases: (i) any claims relating to the 2011 lockout; (ii) any antitrust claim relating to the Draft, restriction on free agency, franchise player designations, transition player designations, the Entering Player Pools, the Rookie Compensation Pool, or any other term or condition of employment relating to conduct engaged in prior to the date of this Agreement; and (iii) any claims relating to conduct engaged in pursuant to the express terms of any collective bargaining agreement during the term of any such agreement. This waiver and release also extends to any conduct engaged in pursuant to the express terms of the Stipulation and Settlement Agreement in Whitt. This waiver and release does not waive any rights player may have to commence a grievance under the 2006 CBA or to commence a grievance or other arbitration under the 2011 CBA.

24. OTHER PROVISIONS.

(a) Each of the undersigned hereby confirms that (i) this contract, renegotiation, extension or amendment sets forth all components of the player’s remuneration for playing professional football (whether such compensation is being furnished directly by the Club or by a related or affiliated entity); and (ii) there are not undisclosed agreements of any kind, whether express or implied, oral or written, and there are no promises, undertakings, representations, commitments, inducements, assurances of intent, or understandings of any kind that have not been disclosed to the NFL involving consideration of any kind to be paid, furnished or made available to Player or any entity or person owned or controlled by, affiliated with, or related to Player, either during the term of this contract or thereafter.

(b) Each of the undersigned further confirms that, except as separately set forth in any attachment submitted herewith consistent with the Collective Bargaining Agreement, the .pdf NFL Player Contract Form as set forth herein has not been modified from the form officially authorized for use by the NFL and the NFLPA.

(c) Each of the undersigned further confirms that, except insofar as any of the undersigned may describe in an addendum to this contract, to the best of their knowledge, no conduct in violation of the Anti-Collusion rules took place with respect to this contract. Each of the undersigned further confirms that nothing in this contract is designed or intended to defeat or circumvent any provisions of the collective bargaining agreement dated August 4, 2011, including but not limited to the Rookie Compensation Pool and Salary Cap provisions, however, any conduct permitted by that Agreement shall not be considered a violation of this confirmation.

(d) PERFORMANCE-BASED PAY. Player’s attention is called to the fact that he may be entitled to Performance-Based Pay in accordance with the procedures outlined in Article 28, and that his eligibility for such pay is based on a formula that takes into account his playtime percentage and compensation.

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25.                               SPECIAL PROVISIONS.

PLEASE SEE ADDENDUM.

THIS CONTRACT is executed in six (6) copies. Player acknowledges that before signing this contract he was given the opportunity to seek advice from or be represented by persons of his own selection.

/s/ EJ Manuel	/s/ James R. Overdorf
PLAYER SIGNATURE	CLUB EXECUTIVE SIGNATURE

ERIK “E.J.” MANUEL	JAMES R. OVERDORF
PLAYER PRINT	CLUB EXECUTIVE PRINT

BUFFALO BILLS, INC.
PLAYER HOME ADDRESS	CLUB NAME

ONE BILLS DRIVE
CLUB ADDRESS

ORCHARD PARK, NEW YORK 14127
TELEPHONE NUMBER

6/14/13	6/14/13
DATE	DATE

/s/ Joshua Hare
PLAYER’S AGENT SIGNATURE

JOSHUA HARE
PLAYER’S AGENT PRINT

117 W. 123RD ST., #8A
ADDRESS

NEW YORK, NEW YORK 10027

(917) 270·6287
TELEPHONE NUMBER

6/14/13
DATE

Copy Distribution:                                    Management Council (Original Signature)

Player, Member Club (Photocopy)

League Office, NFLPA, Player Agent (Electronic Mail)

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SIGNING, REPORTING AND PLAYING BONUS AGREEMENT

BETWEEN BUFFALO BILLS, INC. AND	ERIK “E.J.” MANUEL
(Club)	(Player)

As additional consideration for the execution of the NFL Player Contract(s) for the year(s) 2013, 2014, 2015, 2016 and Option Year 2017 and for the Player having received medical clearance to practice and play by passing Club’s physical exam, Club agrees to pay Player a bonus in the amount of $4,842,036.00 (the “Bonus”). The Bonus is subject to the approval of the contract(s) by the NFL Management Council.

The first payment of the Bonus, $3,750,000.00, shall be payable the later of five (5) days from contract execution by both Player and Player’s certified agent, approval of the contract(s) by the NFL Management Council or receipt of medical clearance. The remainder of the Bonus shall be payable as follows:

$ 1,092,036.00                                                             October 1, 2013

It is expressly understood that no part of the Bonus herein provided is part of any salary in the contract(s) specified above, that the Bonus shall not be deemed part of any salary in the contract(s) specified above if Club exercises any option for Player’s services in a season subsequent to the final contract year, and that such obligations of Club are not terminable if Player is not in breach and such contract(s) is (are) terminated via the NFL waiver system, provided that Player has not breached this agreement or his NFL Player Contract prior to any such termination.

Player and Club agree that Player shall be subject to forfeiture of Salary to the maximum extent permitted under Article 4, Section 9 of the Collective Bargaining Agreement dated August 4, 2011.

For purposes of the preceding paragraph Player’s failure to practice with or play for Club does not include a failure which is the result of an NFL football injury, provided that Player has promptly and fully disclosed his physical condition to Club, and undergoes whatever reasonable and customary rehabilitation/treatment the Club requires of him.

It is further understood and agreed that Player’s obligation to repay the Bonus provided herein is an express provision of this contract and, but for this provision, Club would not have executed this contract.  Player hereby expressly authorizes Club, in its sole discretion, to deduct and set off at any time and from time to time, all or any part of any sums owed by Player to Club from any current, future or deferred wages, salaries, bonuses, severance pay and/or additional consideration owed to, or becoming owed to, Player by Club in accordance with, and to the full extent permitted by, Article 4, Section 9 of the Collective Bargaining Agreement dated August 4, 2011.

E. M.	JO
Player (Initial)	Club (Initial)

No term or condition of this Agreement, and no breach thereof, shall be waived, altered or modified except by written instrument.

Player:	/s/ E. J. Manuel	Club:	Buffalo Bills, Inc.

Date:	6/14/13	By:	/s/ James R. Overdorf

		Date:	6/14/13

ADDENDUM TO	ERIK “E.J.” MANUEL
PLAYER

2013, 2014, 2015, 2016 & Option Year 2017 CONTRACT WITH THE BUFFALO BILLS YEAR(S)

ADDITIONAL SPECIAL PROVISIONS:

A.  Conditional Skill, Injury and Cap Guarantees.

1. 2013 Conditional Skill.Injury and Cap Guarantee.

Notwithstanding any language to the contrary in this Contract but subject to the terms and conditions of this section, Club agrees that, for the 2013 League Year only, Club will pay Player $405,000.00 of the salary provided in Paragraph 5 of the 2013 NFL Player Contract (the “2013 Conditional Skill, Injury and Cap Guarantee”), despite the fact that Club elected to terminate Player’s contract because: 1) in Club’s sole judgment Player’s skill and performance has been unsatisfactory as compared with that of other players competing for positions on Club’s roster; or 2) for salary cap reasons; or 3) due to a professional football injury suffered while performing his services under this Contract, Player is unable, in the sole judgment of Club’s physicians, to perform his playing services for Club and Player’s Contract is terminated via the NFL waiver system.

Player understands, acknowledges and agrees that the Player’s right to the 2013 Conditional Skill, Injury and Cap Guarantee is expressly conditioned on Player’s adherence to all provisions of the Contract for the 2013 NFL League Year.

In the event Player, at any time for any reason, during the 2013 NFL Season, fails or refuses to report to Club, fails or refuses to practice or play with Club or leaves Club without its written consent, or if Player is suspended by the NFL or Club for Conduct Detrimental or if Player is suspended for violation of the NFL Personal Conduct Policy, or if Player is unable to practice or play as the result of injuries sustained while participating in activities that involve a significant risk of personal injury and are non-football in nature (which activities shall include, but shall not be limited to, skydiving, hang gliding, mountain climbing, racing of any kind, use of motorcycles, use of any off-road vehicle, firearms, scuba diving, and snow or water skiing), or in the event Player voluntarily retires not due to an NFL football related injury, or is incarcerated, then Player shall be in breach of this agreement. For the purpose of this paragraph, Player’s failure to practice with or play for Club does not include failure which is a result of an NFL football injury, provided that Player has promptly and fully disclosed his physical condition to Club, and undergoes whatever reasonable and customary rehabilitation/treatment the Club requires of him.

Club, upon learning of a breach by Player, shall promptly provide Player with written notice via certified mail that Player is in breach. If Player is in breach, then the 2013 Conditional Skill, Injury and Cap Guarantee under this section will become null and void. In the event that the 2013 Conditional Skill, Injury and Cap Guarantee does not attach to the 2013 Paragraph 5, Player will be entitled to earn the specified Paragraph 5 salary on a non-guaranteed basis subject to any applicable fines and/or forfeitures.

E. M.	JO
Player (Initial)	Club (Initial)

In the event Player is assigned to another Club, assignee Club will assume responsibility for the portion of this 2013 Conditional Skill, Injury and Cap Guarantee applicable to any 2013 Paragraph 5 salary unearned at the time of the assignment.

In the event Player’s Contract is terminated and amounts become due under this section as described above, Club shall pay Player such amounts on or before the last day of the “applicable 2 1/2 month period,” as determined by the Club in accordance with, Treas. Reg. § 1.409- l(b)(4)(i)(A), at the present value rate determined in accordance with the Discount Rate set forth in Article 13, Section 6(d)(iv) of the Collective Bargaining Agreement dated August 4, 2011. In the event this Contract is terminated and Player subsequently has the opportunity to be employed by any other professional football organization or Player signs a new contract with Club, Club’s obligation under any Guarantee shall be reduced by the amount of any and all compensation (including, without limitation, salary, signing, reporting, option, and/or incentive bonuses) received, earned or that reasonably could have been earned by Player from such other football organization or Club, as applicable, during the remainder of the term covered by such Guarantee, and Player shall reimburse Club for any such amounts previously paid by Club.

This 2013 Conditional Skill, Injury and Cap Guarantee is for 2013 only and in no way supersedes or obviates the applicability of the League’s waiver system to Player nor does it provide Player a guaranteed spot on the Club’s roster.

It is understood and agreed that the terms included in this section are express provisions of the Contract and, but for the provisions herein contained, Club would not have executed the Contract.

To the extent any of the terms set forth above are deemed unenforceable under the Collective Bargaining Agreement dated on August 4, 2011 or any successor Collective Bargaining Agreement, any forfeiture by Player under this clause shall be the maximum amount permitted by the terms of this clause and said Settlement Agreement or successor Collective Bargaining Agreement.

2. 2014 Conditional Skill, Injury and Cap Guarantee.

Notwithstanding any language to the contrary in this Contract but subject to the terms and conditions of this section, Club agrees that, for the 2014 League Year only, Club will pay Player $808,877.00 of the salary provided in Paragraph 5 of the 2014 NFL Player Contract (the “2014 Conditional Skill, Injury and Cap Guarantee”), despite the fact that Club elected to terminate Player’s contract because: 1) in Club’s sole judgment Player’s skill and performance has been unsatisfactory as compared with that of other players competing for positions on Club’s roster; or 2) for salary cap reasons; or 3) due to a professional football injury suffered while performing his services under this Contract, Player is unable, in the sole judgment of Club’s physicians, to perform his playing services for Club and Player’s Contract is terminated via the NFL waiver system.

Player understands, acknowledges and agrees that the Player’s right to the 2014 Conditional Skill, Injury and Cap Guarantee is expressly conditioned on Player’s adherence to all provisions of the Contract for the 2014 NFL League Year.

E. M.	JO
Player (Initial)	Club (Initial)

In the event Player, at any time for any reason, during the 2014 NFL Season, fails or refuses to report to Club, fails or refuses to practice or play with Club or leaves Club without its written consent, or if Player is suspended by the NFL or Club for Conduct Detrimental or if Player is suspended for violation of the NFL Personal Conduct Policy, or if Player is unable to practice or play as the result of injuries sustained while participating in activities that involve a significant risk of personal injury and are non-football in nature (which activities shall include, but shall not be limited to, skydiving, hang gliding, mountain climbing, racing of any kind, use of motorcycles, use of any off-road vehicle, firearms, scuba diving, and snow or water skiing), or in the event Player voluntarily retires not due to an NFL football related injury, or is incarcerated, then Player shall be in breach of this agreement. For the purpose of this paragraph, Player’s failure to practice with or play for Club does not include failure which is a result of an NFL football injury, provided that Player has promptly and fully disclosed his physical condition to Club, and undergoes whatever reasonable and customary rehabilitation/treatment the Club requires of him.

Club, upon learning of a breach by Player, shall promptly provide Player with written notice via certified mail that Player is in breach. If Player is in breach, then the 2014 Conditional Skill, Injury and Cap Guarantee under this section will become null and void. In the event that the 2014 Conditional Skill, Injury and Cap Guarantee does not attach to the 2014 Paragraph 5, Player will be entitled to earn the specified Paragraph 5 salary on a non-guaranteed basis subject to any applicable fines and/or forfeitures.

In the event Player is assigned to another Club, assignee Club will assume responsibility for the portion of this 2014 Conditional Skill, Injury and Cap Guarantee applicable to any 2014 Paragraph 5 salary unearned at the time of the assignment.

In the event Player’s Contract is terminated and amounts become due under this section as described above, Club shall pay Player such amounts on or before the last day of the “applicable 2 1/2 month period,” as determined by the Club in accordance with, Treas. Reg. § 1.409- l(b)(4)(i)(A), at the present value rate determined in accordance with the Discount Rate set forth in Article 13, Section 6(d)(iv) of the Collective Bargaining Agreement dated August 4, 2011. In the event this Contract is terminated and Player subsequently has the opportunity to be employed by any other professional football organization or Player signs a new contract with Club, Club’s obligation under any Guarantee shall be reduced by the amount of any and all compensation (including, without limitation, salary, signing, reporting, option, and/or incentive bonuses) received, earned or that reasonably could have been earned by Player from such other football organization or Club, as applicable, during the remainder of the term covered by such Guarantee, and Player shall reimburse Club for any such amounts previously paid by Club.

This 2014 Conditional Skill, Injury and Cap Guarantee is for 2014 only and in no way supersedes or obviates the applicability of the League’s waiver system to Player nor does it provide Player a guaranteed spot on the Club’s roster.

It is understood and agreed that the terms included in this section are express provisions of the Contract and, but for the provisions herein contained, Club would not have executed the Contract.

E. M.		JO
Player	(Initial)	Club	(Initial)

To the extent any of the terms set forth above are deemed unenforceable under the Collective Bargaining Agreement dated August 4, 2011 or any successor Collective Bargaining Agreement, any forfeiture by Player under this clause shall be the maximum amount permitted by the terms of this clause and said Settlement Agreement or successor Collective Bargaining Agreement.

3.  2015 Conditional Skill, Injury and Cap Guarantee.

Notwithstanding any language to the contrary in this Contract but subject to the terms and conditions of this section, Club agrees that, for the 2015 League Year only, Club will pay Player $1,212,755.00 of the salary provided in Paragraph 5 of the 2015 NFL Player Contract (the “2015 Conditional Skill, Injury and Cap Guarantee”), despite the fact that Club elected to terminate Player’s contract because: 1) in Club’s sole judgment Player’s skill and performance has been unsatisfactory as compared with that of other players competing for positions on Club’s roster; or 2) for salary cap reasons; or 3) due to a professional football injury suffered while performing his services under this Contract, Player is unable, in the sole judgment of Club’s physicians, to perform his playing services for Club and Player’s Contract is terminated via the NFL waiver system.

Player understands, acknowledges and agrees that the Player’s right to the 2015 Conditional Skill, Injury and Cap Guarantee is expressly conditioned on Player’s adherence to all provisions of the Contract for the 2015 NFL League Year.

In the event Player, at any time for any reason, during the 2015 NFL Season, fails or refuses to report to Club, fails or refuses to practice or play with Club or leaves Club without its written consent, or if Player is suspended by the NFL or Club for Conduct Detrimental or if Player is suspended for violation of the NFL Personal Conduct Policy, or if Player is unable to practice or play as the result of injuries sustained while participating in activities that involve a significant risk of personal injury and are non-football in nature (which activities shall include, but shall not be limited to, skydiving, hang gliding, mountain climbing, racing of any kind, use of motorcycles, use of any off-road vehicle, firearms, scuba diving, and snow or water skiing), or in the event Player voluntarily retires not due to an NFL football related injury, or is incarcerated, then Player shall be in breach of this agreement. For the purpose of this paragraph, Player’s failure to practice with or play for Club does not include failure which is a result of an NFL football injury, provided that Player has promptly and fully disclosed his physical condition to Club, and undergoes whatever reasonable and customary rehabilitation/treatment the Club requires of him.

Club, upon learning of a breach by Player, shall promptly provide Player with written notice via certified mail that Player is in breach. If Player is in breach, then the 2015 Conditional Skill, Injury and Cap Guarantee under this section will become null and void. In the event that the 2015 Conditional Skill, Injury and Cap Guarantee does not attach to the 2015 Paragraph 5, Player will be entitled to earn the specified Paragraph 5 salary on a non-guaranteed basis subject to any applicable fines and/or forfeitures.

In the event Player is assigned to another Club, assignee Club will assume responsibility for the portion of this 2015 Conditional Skill, Injury and Cap Guarantee applicable to any 2015 Paragraph 5 salary unearned at the time of the assignment.

E. M.		JO
Player	(Initial)	Club	(Initial)

In the event Player’s Contract is terminated and amounts become due under this section as described above, Club shall pay Player such amounts on or before the last day of the “applicable 2 1/2 month period,” as determined by the Club in accordance with, Treas. Reg. § 1.409- 1(b)(4)(i)(A), at the present value rate determined in accordance with the Discount Rate set forth in Article 13, Section 6(d)(iv) of the Collective Bargaining Agreement dated August 4, 2011. In the event this Contract is terminated and Player subsequently has the opportunity to be employed by any other professional football organization or Player signs a new contract with Club, Club’s obligation under any Guarantee shall be reduced by the amount of any and all compensation (including, without limitation, salary, signing, reporting, option, and/or incentive bonuses) received, earned or that reasonably could have been earned by Player from such other football organization or Club, as applicable, during the remainder of the term covered by such Guarantee, and Player shall reimburse Club for any such amounts previously paid by Club.

This 2015 Conditional Skill, Injury and Cap Guarantee is for 2015 only and in no way supersedes or obviates the applicability of the League’s waiver system to Player nor does it provide Player a guaranteed spot on the Club’s roster.

It is understood and agreed that the terms included in this section are express provisions of the Contract and, but for the provisions herein contained, Club would not have executed the Contract.

To the extent any of the terms set forth above are deemed unenforceable under the Collective Bargaining Agreement dated August 4, 2011 or any successor Collective Bargaining Agreement, any forfeiture by Player under this clause shall be the maximum amount permitted by the terms of this clause and said Settlement Agreement or successor Collective Bargaining Agreement.

4. 2016 Conditional Skill, Injury and Cap Guarantee.

Notwithstanding any language to the contrary in this Contract but subject to the terms and conditions of this section, Club agrees that, for the 2016 League Year only, Club will pay Player $1,616,632.00  of the salary provided in Paragraph 5 of the 2016 NFL Player Contract (the “2016 Conditional Skill, Injury and Cap Guarantee”), despite the fact that Club elected to terminate Player’s contract because: 1) in Club’s sole judgment Player’s skill and performance has been unsatisfactory as compared with that of other players competing for positions on Club’s  roster; or 2) for salary cap reasons; or 3) due to a professional football injury suffered while performing his services under this Contract, Player is unable, in the sole judgment of Club’s physicians, to perform his playing services for Club and Player’s Contract is terminated via the NFL waiver system.

Player understands, acknowledges and agrees that the Player’s right to the 2016 Conditional Skill, Injury and Cap Guarantee is expressly conditioned on Player’s adherence to all provisions of the Contract for the 2016 NFL League Year.

In the event Player, at any time for any reason, during the 2016 NFL Season, fails or refuses to report to Club, fails or refuses to practice or play with Club or leaves Club without its written consent, or if Player is suspended by the NFL or Club for Conduct Detrimental or if Player is suspended for violation of the NFL Personal Conduct Policy, or if Player is unable

E. M.	JO
Player (Initial)	Club (Initial)

to practice or play as the result of injuries sustained while participating in activities that involve a significant  risk of personal injury and are non-football in nature (which activities shall include, but shall not be limited to, skydiving, hang gliding, mountain climbing, racing of any kind, use of motorcycles, use of any off-road vehicle, firearms, scuba diving, and snow or water skiing), or in the event Player voluntarily retires not due to an NFL football related injury, or is incarcerated, then Player shall be in breach of this agreement. For the purpose of this paragraph, Player’s failure to practice with or play for Club does not include failure which is a result of an NFL football injury, provided that Player has promptly and fully disclosed his physical condition to Club, and undergoes whatever reasonable and customary rehabilitation/treatment  the Club requires of him.

Club, upon learning of a breach by Player, shall promptly provide Player with written notice via certified mail that Player is in breach. If Player is in breach, then the 2016 Conditional Skill, Injury and Cap Guarantee under this section will become null and void.  In the event that the 2016 Conditional Skill, Injury and Cap Guarantee does not attach to the 2016 Paragraph 5, Player will be entitled to earn the specified Paragraph 5 salary on a non-guaranteed basis subject to any applicable fines and/or forfeitures.

In the event Player is assigned to another Club, assignee Club will assume responsibility for the portion of this 2016 Conditional Skill, Injury and Cap Guarantee applicable to any 2016 Paragraph 5 salary unearned at the time of the assignment.

In the event Player’s Contract is terminated and amounts become due under this section as described above, Club shall pay Player such amounts on or before the last day of the “applicable 2 1/2 month period,” as determined by the Club in accordance with, Treas. Reg. § 1.409- l(b)(4)(i)(A), at the present value rate determined in accordance with the Discount Rate set forth in Article 13, Section 6(d)(iv) of the Collective Bargaining Agreement dated August 4, 2011. In the event this Contract is terminated and Player subsequently has the opportunity to be employed by any other professional football organization or Player signs a new contract with Club, Club’s obligation under any Guarantee shall be reduced by the amount of any and all compensation (including, without limitation, salary, signing, reporting, option, and/or incentive bonuses) received, earned or that reasonably could have been earned by Player from such other football organization or Club, as applicable, during the remainder of the term covered by such Guarantee, and Player shall reimburse Club for any such amounts previously paid by Club.

This 2016 Conditional Skill, Injury and Cap Guarantee is for 2016 only and in no way supersedes or obviates the applicability of the League’s waiver system to Player nor does it provide Player a guaranteed spot on the Club’s roster.

It is understood and agreed that the terms included in this section are express provisions of the Contract and, but for the provisions herein contained, Club would not have executed the Contract.

To the extent any of the terms set forth above are deemed unenforceable under the Collective Bargaining Agreement dated August 4, 2011 or any successor Collective Bargaining Agreement, any forfeiture by Player under this clause shall be the maximum amount permitted by the terms of this clause and said Settlement Agreement or successor Collective Bargaining Agreement.

E. M.	JO
Player (Initial)	Club (Initial)

B.          Off-Season Workout Program  (2014.2015.2016 & Option Year 2017).  In the event Club elects to conduct a voluntary offseason workout program (the “Program”) during the 2014, 2015, 2016 offseason & the 2017 offseason if Club should elect to exercise the Option, and Player is under contract to Club during such Program, Player shall be invited to participate in the Program.

This offseason program shall be conducted pursuant to the terms of the Collective Bargaining Agreement (“CBA”) including, without limitation, Article 21 and Appendix G.

In the event Player elects to participate in the Program, Player shall receive the minimum daily amount specified in Article 21, Section 3 of the CBA, subject to the terns and conditions of that Section, as well as any additional consideration for participation in Club’s Program specified elsewhere in Player’s NFL Player Contract. All offseason compensation shall be subject to deduction for federal, state and local income taxes, social security, and any other lawful withholdings and deductions, as applicable. The minimum daily amount specified in Article 21, Section 3 shall be paid to Player on a weekly or bi-weekly basis over the course of the Program.

In the event Player is injured during the Program while working out at the Club’s facility under the direction of a Club official, the terms and conditions of Article 21, Section 4 of the CBA and any applicable paragraph of Player’s NFL Player Contract shall govern the respective rights and obligations of Player and Club.

C.          Appearances.  Player hereby agrees to make five (5) personal appearances for the Club per contract year for the Club’s promotional and charitable purposes, all without any additional compensation. In the event Club agrees to pay Player for an appearance, it shall do so at the prevailing commercial rate with a maximum of $5,000.00 per appearance.

D.          Insurable Interest.  Club has an insurable interest in Player, and Player agrees to cooperate reasonably with Club in all matters pertaining to that interest, including taking a physical examination for insurance purposes.

E.          Confidentiality.  Neither Player nor any of his representatives will disclose the terms or conditions of this contract to any third party, including the media.  The Club will disclose only required components of the contract to the National Football League and NFL Player’s Association.

F.           Workers’ Compensation Clause.  As a material inducement for the Club to employ Player’s services, Player promises and agrees that any workers’ compensation claim, dispute or cause of action arising out of Player’s employment with the Club shall be subject to the workers’ compensation laws of New York exclusively and not the workers’ compensation laws of any other state.  Player further agrees that any claim, filing, petition or cause of action in any way relating to workers’ compensation rights or benefits arising out of Player’s employment with Club, including without limitation the applicability or enforceability of this clause, shall be brought solely and exclusively with the courts of New York, the State ofNew York Workers’ Compensation Board or such other New York tribunal that has jurisdiction over the matter.

E. M.	JO
Player (Initial)	Club (Initial)

G.         Business Development and Marketing.

1.

a)           Club and Player agree to work in good faith with the intention of establishing marketing relationships between Player and Substantial Club Sponsors (as defined below) and Club Media Partners. Player grants Club Sponsors and Club Media Partners first right of refusal with respect to marketing relationships within their exclusive categories.

b)           Player agrees to work proactively and cooperate with Club to reach agreements with respect to Substantial Club Sponsors (which term shall include any sponsor in one of the Designated Categories listed in Exhibit A attached hereto which may be altered from time to time) and Club Media partners (which term shall include any Club radio, television or other media entity that carries or broadcasts Club’s games or programs/specials) on a commercially reasonable basis prior to commencing deals with any competitors of such Substantial Club Sponsor or Club Media Partner.

c)             Club will provide to Player’s NFLPA Certified Contract Advisor the names of all Substantial Club Sponsors and Club Media Partners, including a contact name and phone number within 30 days after the execution of the Contract. In addition, Club will provide the Player’s NFLPA Certified Contract Advisor additions or terminations of Substantial Club Sponsors or Club Media Partners within 90 days after such addition or termination, including a contact name and phone number for each addition.  Player’s NFLPA Certified Contract Advisor agrees to coordinate any communications with a Substantial Club Sponsor or Club Media Partner with Club’s Senior Vice President of Business Development, or his representative, prior to contacting such Substantial Club Sponsor or Club Media Partner.

d)           Player agrees that Substantial Club Sponsors shall have the exclusive right of negotiation with Player for sponsorship or endorsement of the products or services in the Designated Categories during the period commencing with the execution of the Contract and ending December 31, 2013.  Beginning with the 2014 League Year and each year thereafter during the term of the Contract, if Player is not committed to a sponsorship or endorsement agreement for a particular product or service in a Designated Category for a League Year during the term of the Contract, a Substantial Club Sponsor in that Designated Category shall have the exclusive right of negotiation with Player during the period commencing March 1st and ending May 31st of that League Year.

e)            Player does not intend to enter into any substantial or NFL season long media agreements for radio, television or other media programs/specials for the 2013 League Year. If Player decides to enter into a media agreement during the 2013 League Year, Player agrees that Club Media partners shall have the exclusive right of negotiation for radio, television or other media programs/specials for a 90-day period. Beginning with the 2014 League Year and each year thereafter during the term of the Contract, if Player is not committed to a media agreement for a program or special for any League Year during the term of the Contract, a Club Media Partner shall have the exclusive right of negotiation with Player during the period commencing March 1st and ending May 31st of that League Year.

E. M.	JO
Player (Initial)	Club (Initial)

f)             Player agrees to contact Club within seven (7) days after any discussions, beyond a preliminary inquiry, between (a) Player and Player’s representative and any competitor of a Substantial Club Sponsor (“Competitive Sponsor”) or (b) Player or Player’s Representative and any competitor of a Club Media Partner (“Competitive Media Entity”).  Club shall have the right, but not the obligation, to inform the appropriate Substantial Club Sponsor (if any) of the contact with Player of his representative by the Competitive Sponsor or the appropriate Club Media Partner (if any) of the contact with Player or his representative by the Competitive Media Entity.

g)             If Player is offered opportunities to sponsor or endorse a product, service or entity in a particular category by a Substantial Club Sponsor and by a Competitive Sponsor, and all compensation and other benefits of the two offers are equal or substantially and materially similar, Player agrees to give great deference to the offer of the Substantial Club Sponsor.

h)            If Player is offered media opportunities for a regularly scheduled program, show or similar opportunity on television, radio or the Internet (or other interactive media or similar media) by a Club Media partner and by a Competitive Media Entity, and all compensation and other benefits of the two offers are equal or substantially and materially similar, Player agrees to give great deference to the offer of the Club Media Partner.

2.                             In no event shall Player be obligated to do any such marketing or media activity not in his best interest as objectively and reasonably advised by his marketing representative or legal counsel.

3.                          Player agrees to refrain from engaging in any marketing or media activity, other than through Club, that would reasonably infer Club’s sponsorship or endorsement of such activity, including without limitation, use of Club’s name, logo, mark, color, uniform or other symbol identifying Club.

4.                          Player’s obligations under this Paragraph 25G shall be subject to the provisions of the NFLPA Group Licensing Program.

5.                          In the event of a conflict between certain terms and conditions of this Paragraph 25G and the terms and conditions of the Collective Bargaining Agreement dated August 4, 2011, it is agreed that the relevant terms and conditions of the Collective Bargaining Agreement dated August 4, 2011 shall control, provided, that any specific terms of this Paragraph 25G that are consistent with the Collective Bargaining Agreement dated August 4, 2011 shall remain in full force and effect. In addition it is agreed that if the Collective Bargaining Agreement dated August 4, 2011 contains terms and conditions relating to Player’s Licensing Rights not contained in this Paragraph 25G and not inconsistent with this Paragraph 25G, said terms and conditions shall be deemed a part of this Paragraph 25G.

E. M.	JO
Player (Initial)	Club (Initial)

EXHIBIT A

Designated Categories

Airline

Automotive (Manufacturer and Dealer)
Financial/Banks

Grocery

Healthcare (Insurance and Service Provider)
Quick Service Restaurant

Soft Drinks/Non-Carbonated Juices/Teas/Coffees and Water

Telecommunications (business, voice and data), inclusive of wireless communication technology

EJ Manuel	James R. Overdorf
Player	Buffalo Bills, Inc.

6/14/13	6/14/13
Date	Date